EXHIBIT 5.1

Calise Y. Cheng
T:+1 650 843 5172
ccheng@cooley.com

August 5, 2021

Sunrun Inc.
225 Bush Street, Suite 1400
San Francisco, CA 94104
Re:    Registration on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Sunrun Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 14,863,275 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), including (i) 8,056,251 shares of Common Stock pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 EIP”), (ii) 4,028,125 shares of Common Stock pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “ESPP”) and (iii) 2,778,899 shares of Common Stock pursuant to Sunrun-VSI 2014 Equity Incentive Plan (the “2014 VSI EIP” and together with the 2015 EIP and ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Plans and originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all parties other than the Company where authorization execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

EXHIBIT 5.1

Sincerely,

Cooley LLP

By:	/s/ Calise Y. Cheng
Calise Y. Cheng

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM